Exhibit 5

OPINION OF

BAKER & HOSTETLER LLP

65 East State Street

Suite 2100

Columbus, Ohio 43215

November 13, 2007

State Auto Financial Corporation

518 East Broad Street

Columbus, Ohio 43215

Ladies and Gentlemen:

We have acted as counsel to State Auto Financial Corporation, an Ohio corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 1,000,000 Common Shares, without par value, of the Company (the “Shares”) for offer and sale under, and pursuant to, the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”).

In connection therewith, we have examined the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, each as in effect on the date hereof, and the records, as exhibited to us, of the corporate proceedings of the Company; a copy of the Plan; and such other documents and records as we have considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

Based upon the foregoing, we are of the opinion that the Shares, when sold and paid for in the manner contemplated by the Plan, will have been validly issued and will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP

BAKER & HOSTETLER LLP